Exhibit 99.6

CONSENT TO BE NAMED AS
A PERSON ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement on Form S-4 to which this Consent has been filed as an exhibit, and any supplement or amendment thereto (the “Registration Statement”), as a person who shall become a member of the Board of Directors of Castlight Health, Inc., such appointment to become effective upon consummation of the merger, as described in the Registration Statement on Form S-4 and the joint proxy statement/prospectus/information statement contained therein.

/s/ James Currier
James Currier

Date: January 30, 2017